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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                 OF THE RESTATED CERTIFICATE OF INCORPORATION OF
                                  USA.NET, INC.


         USA.NET, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST:  The name of the Corporation is USA.NET, Inc.

         SECOND: Paragraph A of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                  A. This Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred fifty-six million two hundred twenty-two thousand seven hundred twenty-six (156,222,726) shares, one hundred fifty million (150,000,000) shares of which shall be Common Stock (the "Common Stock") and six million two hundred twenty-two thousand seven hundred twenty-six (6,222,726) shares of which shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall have a par value of One-Tenth of One Cent ($.001) per share and the Preferred Stock shall have a par value of One-Tenth of One Cent ($.001) per share.

         THIRD: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment on the _____ day of _______________, 1999.


                                  USA.NET, INC.



                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title: